Exhibit 10.13

AMENDED AND RESTATED

WARRANTY AND MAINTENANCE AGREEMENT

This Amended and Restated Warranty and Maintenance Agreement (this “Agreement”) is effective May 1, 2003, (the “Effective Date”) and is between Duquesne Light Company, a Pennsylvania corporation (“DLC”), and Itron, Inc., a Washington corporation (“Itron”).

RECITALS

A.    DLC and Itron had been parties to the Amended and Restated Utility Automated Meter Data Acquisition Equipment Lease and Services Agreement dated January 15, 1996, as amended (the “Duquesne Contract”), pursuant to which Itron provided installed equipment and provided software and services for the operation and maintenance of the Fixed Network (as defined below).

B.    DataCom Information Systems, LLC, a Delaware limited liability company, (“DataCom”) is an affiliate of DLC. On or about March 30, 2000, DataCom bought from Itron certain equipment, and licenses to software, that Itron had used to supply services to DLC. DataCom and Itron entered into a Warranty and Maintenance Agreement, dated as of March 30, 2000, (the “First Maintenance Agreement”) pursuant to which Itron has provided certain maintenance and support services for the operation and maintenance of the Fixed Network.

C.    Concurrently with the execution and delivery of the First Maintenance Agreement, DLC and Itron terminated the Duquesne Contract by mutual agreement.

D.    As permitted by the terms of the First Maintenance Agreement, DataCom assigned the First Maintenance Agreement to DLC as of January 1, 2003.

E.    The Parties now desire to amend and restate the First Maintenance Agreement as set forth herein, pursuant to which Itron will continue to provide certain maintenance and support services for the Fixed Network.

AGREEMENT

Section 1.    Definitions

Where not defined elsewhere in this Agreement, the following capitalized terms have the following meanings whether used in this Agreement or any Schedule attached hereto:

“AAA” is defined in Section 11.11(b).

“Agreement” is defined in the preamble to this Agreement.

“Applicable Laws” means any law, statute, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, or decision in effect from time to time of any national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or other governmental entity, which is applicable to or affects this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101-1330, as in effect on the date hereof.

“Business Day” means a day other than a day on which commercial banks in Pittsburgh, Pennsylvania, are required or authorized to be closed. Unless qualified by the term “Business,” references in this Agreement to “day” or “days” shall refer to a calendar day or calendar days, respectively.

“CCU” means cell control unit.

“Change in Control” means any of the following events: (i) any Person becomes the beneficial owner (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of Itron representing 50% or more of the combined voting power of Itron’s then outstanding voting securities; (ii) the individuals who as of the date of this Agreement are members of the Board of Directors of Itron (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of Itron (provided, however, that if the election, or nomination for election by Itron’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director will be considered to be a member of the Incumbent Board); (iii) an agreement by Itron to consolidate or merge with any other entity pursuant to which Itron will not be the continuing or surviving corporation or pursuant to which shares of the common stock of Itron would be converted into cash, securities or other property, other than a merger of Itron in which holders of the common stock of Itron immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (iv) an agreement of Itron to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of Itron; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of Itron; or (vi) an agreement to sell more than 50% of the outstanding voting securities of Itron in one or a series of related transactions.

“CCU Transition Date” is defined in Section 2.9(a).

“Compliant System Components” means, collectively, the Itron Proprietary Components and the Third Party Components.

“Confidential Information” means all nonpublic information disclosed by a Disclosing Party to the Receiving Party that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, should reasonably be considered as confidential. Confidential Information includes, but is not limited to, security codes, computer passwords, customer information, trade secrets, documents, designs, drawings, manufacturing processes, research developments, business activities and operations, inventions and engineering concepts. The Parties acknowledge and agree that all information concerning DLC’s customers is highly confidential and is the Confidential Information of DLC. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who did not acquire or disclose such information by a wrongful act or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

“Configuration Change” means any change to the Fixed Network requested by DLC and approved via the Change Control procedures attached as Schedule A solely to optimize the Fixed Network within its designed functionality and wide area and local area infrastructures as they exist on the Effective Date.

“Critical Maintenance Release” means a revision to Software that corrects a Critical Nonconformity.

“Critical Nonconformity” means a Nonconformity resulting in a material degradation in (a) the operation, performance and reliability of the Fixed Network, or (b) the ability of DLC to (i) read, collect or pass daily or interval meter data, (ii) collect or pass customer billing data; (iii) operate the Fixed Network; or (iv) aggregate monthly CCU Nonconformities in excess of 4% of the deployed CCUs in the Fixed Network.

“Cure Period” is defined in Section 7.1(b).

“Custom Release” means any revision to Software that (i) Itron may prepare or have prepared in response to a written request received from DLC and (ii) is not a Maintenance Release, Critical Maintenance Release or Configuration Change.

“DataCom” is defined in Recital B.

“DCU” means a data command unit.

“Disaster Recovery Equipment” means all equipment and software located in the Spokane Operations Center that is used for Disaster Recovery Services, as listed on the attached Schedule F.

“Disaster Recovery Services” is defined in Section 2.8(a).

“Disaster Recovery Service Period” is defined in Section 2.8(a).

“Disclosing Party” means a Party that discloses Confidential Information to the other Party under this Agreement.

“Dispute” is defined in Section 11.11(a).

“DLC Default” means any failure by DLC to comply in any material respect with any covenant, obligation, responsibility, representation or warranty of DLC contained in this Agreement.

“DLC Disaster Recovery Center” is defined in Section 2.8(d).

“DLC Operations Center” means the operations center for the Fixed Network, as operated by DLC, currently located at 2841 New Beaver Avenue, Bldg. #3, 2nd Floor, N3-DP, Pittsburgh, PA 15233, as the same may be moved from time to time.

“DLC Service Administrator” is defined in Section 5.2(a).

“Duquesne Contract” is defined in Recital A.

“Effective Date” is defined in the preamble to this Agreement.

“Environmental Laws” is defined in Section 3.8(f)(ii).

“Equipment” means the items of Compliant System Components which are not Software.

“ERT” means an Itron manufactured or branded encoder receiver transmitter device installed in a meter for the purpose of communicating meter data over the Fixed Network. ERTs include, without limitation, the 40ER model ERT, the 41ER-1 model ERT and the 50ESS model ERT.

“Escrow Agreement” shall mean the escrow agreement, dated as of March 30, 2000, by and among Itron, DLC, as assignee of DataCom, and Fort Knox Escrow Services, Inc., attached as Exhibit A hereto.

“Event of Default” is defined in Section 7.1.

“Excluded Equipment” means equipment that is not a Compliant System Component.

“FCC” means the Federal Communications Commission.

“Final Cure Date” is defined in Section 3.8(a)(ii).

“First Maintenance Agreement” is defined in Recital B.

“Fixed Network” means the Compliant System Components and communications system infrastructure consisting of fixed wireless and wired local area and wide area networks that communicate remotely with meters that measure electric power usage or other applications, as installed pursuant to the Duquesne Contract, and as modified, maintained and expanded from time to time pursuant to the First Maintenance Agreement and this Agreement.

“Force Majeure Event” means epidemics, major storms, floods, lightning, earthquakes, fires, riots, civil disturbances, labor strikes or unrest, vandalism, terrorist attack, or sabotage beyond the reasonable control of a Party, acts of God, or any cause or condition beyond a Party’s reasonable control, provided that a Party shall not be excused from liability or performance hereunder where its delay or failure to perform is due to its financial inability to perform.

“Genesis System” means the Itron communications network bearing the “Genesis” trademark name.

“Infringing Material” is defined in Section 9.3.

“Initial Cure Period” is defined in Section 3.8(a)(i).

“Itron Equipment” means the equipment and materials, as set forth in Schedule E, that are in Pittsburgh as of the Effective Date and used extensively for certain maintenance of the Compliant System Components and that will remain Itron assets and be used in performing the Services.

“Itron Commercial Replacement ERTs” is defined in Section 2.3(a).

“Itron Commercial Replacement Meter” is defined in Section 2.3(b).

“Itron Proprietary Components” means (a) the components of the Fixed Network identified in Schedule C hereto as “Itron Proprietary Components”; (b) all Critical Maintenance Releases, Maintenance Releases, Custom Releases; (c) any Itron-

manufactured hardware added to the Fixed Network pursuant to the Transition Plan; and (d) any other components added to Schedule C as “Itron Proprietary Components” as agreed upon by the Parties in writing from time to time.

“Itron Service Administrator” is defined in Section 5.2(a).

“Itron Residential Replacement ERTs” is defined in Section 2.3(a).

“Itron Residential Replacement Meter” is defined in Section 2.3(b).

“Itron Removal Meters” is defined in Section 2.4(b).

“Itron Servicing Location” means the warehouse located at 357 Flaugherty Run Road, Building 101, Moon Township, PA 15108, which location may not be moved outside of the Pittsburgh area without DLC’s prior written consent.

“JAMS” is defined in Section 11.11(b).

“L/C Amount” means an amount equal to Four Million Dollars ($4,000,000.00) less all amounts drawn by DLC against the Letter of Credit.

“Letter of Credit” is defined in Section 6.5.

“Losses” is defined in Section 9.1.

“Maintenance Inventory” has the meaning set forth in Section 5.2(h).

“Maintenance Release” means any revision to Software that Itron may prepare, or that Itron may have prepared by or may receive from any third party, from time to time after the Effective Date that maintains or enhances Software operability and functionality, including available fixes for reported or identified Software problems and Nonconformities which are not Critical Nonconformities, but not including Custom Releases.

“Mandatory Maintenance Release” means any Maintenance Release to Software listed as an Itron Proprietary Component on Schedule C that is designated as a Mandatory Maintenance Release by Itron.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products and residual wastes.

“MV90” means a system component of the Fixed Network that processes meter reading data generally originating from commercial and industrial meters.

“Mobile Collector Units” means Itron’s portable “Mobile Data Collector” units.

“NCN” means network control node.

“Nonconforming” means having a Nonconformity.

“Nonconformity” means a deviation of an Itron Proprietary Component from normal functionality or a failure of an Itron Proprietary Component to conform to the requirements of this Agreement (including, without limitation, the warranties set forth herein), in each case that is not caused by a DLC Default.

“Optional Maintenance Release” means any Itron Maintenance Release to Software listed as an Itron Proprietary Component on Schedule C that is not designated by Itron as a Mandatory Maintenance Release.

“Outage Management System” means the system implemented by DLC for the purpose of processing ERT daily reads and CCU outage messages from the Fixed Network as of the Effective Date.

“Operations Process Clock” is defined in Section 3.2(c).

“Party” or “Parties” means DLC and Itron, individually or collectively as the case may be.

“Person” means any individual, company, corporation, partnership or other legal entity.

“Preferred Price” means, with respect to any goods or services, the lowest of (i) the most favorable price or rate then offered by Itron to any Person for the same quantity of such goods or services, (ii) if such goods or services are the subject of a then current list price published by Itron, (a) for goods, a quantity discount based on the accumulated quantity of such goods purchased by DLC since the Effective Date and (b) for services, a 20% discount off the list price, (iii) the price determined by Itron as commercially reasonable for such goods or services, or (iv) if DLC is not satisfied with the price under (i), (ii) or (iii), then such price as the Parties may negotiate in good faith.

“Premium Standard Service” is defined in Section 3.5.

“PUC” means the Pennsylvania Public Utility Commission.

“Qualifying Bank” means ABN AMRO Bank N.V. or a commercial bank reasonably acceptable to DLC with a minimum credit rating of at least two of the following ratings: (i) AA as determined by Standard & Poor’s Corporation, or (ii) Aa2 as determined by Moody’s Investors Service, Inc., or (iii) a comparable rating by another nationally recognized rating service reasonably acceptable to DLC.

“Radio Frequency Sharing Agreement” means the Radio Frequency Sharing Agreement dated as of March 30, 2000, between DLC, as assignee of DataCom, and Itron, attached as Exhibit B hereto.

“Receiving Party” means a Party that receives Confidential Information from the other Party under this Agreement.

“Replacement Target Date” means the later of (a) nine (9) months after the Effective Date, or (b) December 31, 2003.

“Reserve Inventory” is defined in Section 5.2(g).

“RMA” is defined in Section 5.2(f).

“Services” means Itron’s responsibilities identified in Sections 2 and 3 of this Agreement, as such may be expanded from time to time pursuant to this Agreement or by the agreement of the Parties in a writing signed by their respective authorized representatives.

“Siris Device” means the telephone based meter device used for reading residential and small commercial meters over the Fixed Network.

“Software” means (a) all licensed and unlicensed Genesis System network software, computer programming object code, DNI software, and other software for the Genesis System now or hereafter owned by Itron or licensed from third parties and necessary for effective system operation of the Fixed Network from time to time, as listed on Schedule C, as may be amended from time to time by written agreement of the Parties, and (b) all related documentation for the foregoing furnished by or through Itron.

“Software License” means the Software License Agreement, dated as of March 30, 2000, between Itron and DLC, as assignee of DataCom, attached as Exhibit C hereto.

“Software Releases” means Maintenance Releases, Critical Maintenance Releases and Custom Releases.

“Spokane Operations Center” means the Itron customer support center located in Spokane, Washington, which will be consolidated into the DLC Operations Center as provided herein.

“Standard Services” is defined in Section 3.1.

“Supplemental Services” is defined in Section 3.7.

“Term” is defined in Section 8.1.

“Third Party Components” means (a) the components of the Fixed Network identified in Schedule C hereto as “Third Party Components”; and (b) any other components added to Schedule C as “Third Party Components” as agreed upon by the Parties in writing from time to time.

“Transition Plan” means the transition plan set forth in the attached Exhibit D.

Section 2.    Transition Services

2.1    Transition Plan

The Parties will fulfill their respective obligations as set forth below and in the Transition Plan. The Parties will provide reasonable cooperation with each other in executing their respective obligations set forth below and under the Transition Plan. The Parties presently anticipate that they will complete and each party will sign the Transition Plan no later than thirty (30) days after the Effective Date.

2.2    Project Coordination

Within thirty (30) days after the Effective Date, each Party will identify to the other Party its respective project team and project manager that will be primarily responsible for coordinating the execution of such Party’s responsibilities and obligations under the Transition Plan. Each Party may add, remove or exchange members of its project team or its project manager from time to time upon notice to the other Party.

2.3    ERT and Meter Supply Obligations

(a)     ERT Supply Obligations

(i)    Itron Residential Replacement ERTs.    Itron will furnish, at no additional cost to DLC, the number of 41ER-1 ERTs specified in the Transition Plan, not to exceed 24,000, for installation and deployment by Itron pursuant to Section 2.4(a) (“Itron Residential Replacement ERTs”).

(ii)    Itron Commercial Replacement ERTs.    Upon approval and acceptance by DLC, Itron will furnish, at no additional cost to DLC, the number of 50ESS ERTs specified in the Transition Plan, not to exceed 17,500, to ABB Electricity Metering, Inc. (“ABB”) for installation in new ABB A3 Alpha meters to be purchased by DLC and deployed by Itron pursuant to Section 2.4(b) (“Itron Commercial Replacement ERTs”).

(b)    Meter Supply Obligations

(i)    Itron Residential Replacement Meters.    On the schedule specified in the Transition Plan or as otherwise agreed by the Parties, DLC will deliver to Itron the initial seed stock of meters specified as Itron Residential Replacement Meters in the Transition Plan (“Itron Residential Replacement Meters”). Such of these meters that Itron removes from service will be retrofitted by Itron with 41ER-1 ERTs and redeployed per the Transition Plan.

(ii)    Itron Commercial Replacement Meters.    DLC will purchase from ABB the ABB A3 Alpha meters containing the 50ESS ERTs supplied by Itron pursuant to Section 2.3(a)(ii) (each such ABB A3 Alpha meter containing a 50ESS ERT, an “Itron Commercial Replacement Meter”), and will provide such Itron Commercial Replacement Meters to Itron in “field ready” condition for installation (e.g., not requiring any additional calibration prior to installation).

2.4    ERT and Meter Installation Obligations

(a)    Itron Residential Replacement Meters.    Itron will (i) remove the Siris Devices in each Itron Residential Replacement Meter, (ii) install a Itron Residential Replacement ERT (not to exceed 24,000) in each Itron Residential Replacement Meter, (iii) perform all necessary “as found” and “as left” testing in connection with the Itron Residential Replacement Meters after the Siris Device is replaced by an Itron Residential Replacement ERT, and (iv) on or before the Replacement Target Date, install the Itron Residential Replacement Meters containing the Itron Residential Replacement ERTs in the applicable field locations specified in the Transition Plan.

(b)    Itron Commercial Replacement Meters.    On or before the Replacement Target Date, Itron will (i) remove the meters designated as Itron Removal Meters in the Transition Plan (“Itron Removal Meters”), (ii) install the Itron Commercial Replacement Meters (not to exceed 17,500) to replace the Itron Removal Meters, and (iii) return the Itron Removal Meters to DLC.

2.5    Other ERT Obligations

(a)    Necessary Permissions and Approvals.    DLC hereby grants to Itron the right to perform the services set forth in Section 2.3 and 2.4, and subject to the procedures mutually agreed upon in the Transition Plan, DLC will use its reasonable best efforts to ensure that Itron (including, without limitation, Itron’s employees and subcontractors) will have access to the meters specified in the Transition Plan at the times, in the manner, and upon the terms and conditions specified in the Transition Plan. The Transition Plan shall clearly define the obligations, responsibilities and actions required for non-access situations. If required, DLC, at its expense, will secure and maintain any and all consents, approvals, licenses, permissions, agreements and other actions required of any third party (under any third party agreement, Applicable Law, regulatory approval or otherwise) for DLC and Itron to perform their respective obligations in accordance with Sections 2.3 and 2.4.

(b)    Ownership and Treatment of ERTs.    Upon installation thereof in the field locations specified in the Transition Plan, DLC will own title to the Itron Residential Replacement ERTs and the Itron Commercial Replacement ERTs. Upon installation, calibration and testing in accordance with Itron-approved procedures (and, in the case of Itron Residential Replacement ERTs, generation of meter reads consistent with performance of the Fixed Network), the Itron Residential Replacement ERTs and the Itron Commercial Replacement ERTs will be deemed Itron Proprietary Components.

(c)    Daily Reads.    Notwithstanding anything to the contrary in this Agreement, any inability of the Itron Residential Replacement ERTs and/or Itron Commercial Replacement ERTs to deliver a particular level of daily reads due to circumstances beyond Itron’s reasonable control (such as no communication coverage for the Itron Residential Replacement ERTs and/or Itron Commercial Replacement ERTs) shall not be deemed a Nonconformity or a Critical Nonconformity hereunder. For avoidance of doubt, “reasonable control” will not be interpreted or construed to require Itron to erect any new communications tower, rent space on any existing communications tower, add to or modify the Genesis LAN/WAN infrastructure, or take any steps to enhance in any way the existing communications coverage to the location of any residential or commercial customer of DLC.

2.6    Disposition of Siris Devices

(a)    Ownership and Treatment of Siris Devices.    All Siris Devices shall become Itron property and shall no longer be deemed Compliant System Components upon the earlier of (i) replacement of a particular Siris Device with an ERT as provided in Section 2.4, (ii) twenty four (24) months after the Effective Date, or (iii) for all Siris Devices referenced in Section 2.6(d), upon the earlier of (A) return of such Siris Device to Itron, or (B) thirty (30) days after the Effective Date.

(b)    Return of Removed Siris Devices.    On or before thirty (30) days after the Replacement Target Date, DLC will remove all Siris Devices from the Itron Removal Meters and return them to Itron, or, at DLC’s option, certify destruction thereof in accordance with Section 2.6(c).

(c)    Certification of Destruction.    DLC may, at its option, elect not to remove one or more Siris Devices from meters removed pursuant to Sections 2.4(b); provided, that DLC will (i) destroy such removed meters (including the Siris Device contained therein) in accordance with all Applicable Laws (including, without limitation, all applicable guidelines of the Environmental Protection Agency), and (ii) DLC will furnish Itron with a signed, written record certifying such destruction.

(d)    Return of All Other Siris Devices.    On or before thirty (30) days after the Effective Date, DLC will at DLC’s sole cost and expense, (i) return to Itron all Siris Devices comprising part of the Reserve Inventory, (ii) return to Itron all Siris Devices comprising part of the Maintenance Inventory, and (iii) return to Itron any other Siris Devices in DLC’s possession (in inventory or otherwise).

2.7    Mobile Collector Units and DataPaks

Itron will deliver to DLC three (3) Mobile Collector Units upon the delivery schedule set forth in the Transition Plan. Upon delivery to DLC, such Mobile Collector Units shall be deemed Itron Proprietary Components. DLC will return to Itron, upon the schedule set forth in the Transition Plan, all DataPaks. Upon return to Itron, such DataPaks shall no longer be deemed Compliant System Components.

2.8    Disaster Recovery Services

(a)    Disaster Recovery During the Disaster Recovery Service Period.    Itron shall operate and maintain a disaster recovery program at its Spokane Operations Center for the DLC Operations Center from the Effective Date until such time as the Parties transition operational responsibility for such disaster recovery services to DLC as provided in the Transition Plan, in no event later than March 31, 2004 (the “Disaster Recovery Service Period”). During the Disaster Recovery Service Period, Itron shall provide DLC with the disaster recovery services listed in Schedule F (the “Disaster Recovery Services”) for the identified Compliant System Components, on a twenty-four (24) hour per day basis for a period of up to ninety-six (96) consecutive hours following commencement of Disaster Recovery Services. After the first ninety-six (96) hours of Disaster Recovery Services, (i) Itron will provide Disaster Recovery Services, including operations personnel for up to eight (8) hours per day, and (ii) DLC shall be responsible for providing operations personnel for the remaining hours per day, unless DLC’s requirement for Disaster Recovery Services was caused by Itron’s negligence, willful misconduct or failure to perform its obligations hereunder, in which case, Itron shall continue to provide, at its cost and expense, Disaster Recovery Services on a twenty-four (24) hour per day basis until completed. All Disaster Recovery Services after the first ninety-six (96) hours will be deemed Supplemental Services at the Preferred Price.

(b)    Disaster Recovery After the Disaster Recovery Service Period.    After the expiration of the Disaster Recovery Period through the remainder of the Term, DLC will be solely responsible for, and Itron will have no obligation to provide, (i) any Disaster Recovery Services, and (ii) any third party hardware or software licenses, support, maintenance, additions or upgrades to the Disaster Recovery Equipment or otherwise related to the Disaster Recovery Services. Any changes required to the production system will, if applicable, be implemented with respect to the Disaster Recovery System at (a) Itron’s sole cost and expense in the case of a Critical Maintenance Release or a Mandatory Maintenance Release, and (b) DLC’s sole cost and expense in the case of an Optional Maintenance Release or a Custom Maintenance Release.

(c)    Transfer of Disaster Recovery Equipment.    Prior to the expiration of the Disaster Recovery Service Period, Itron will transfer to DLC at no additional cost to DLC all of Itron’s right, title and interest to the Disaster Recovery Equipment, to the extent that the same may be legally transferred. Such transfer shall include all applicable manufacturer’s specifications for such Disaster Recovery Equipment, to the extent available and not previously provided to DLC. The transfer of the Disaster Recovery Equipment shall be “AS IS, WHERE IS” and with no representation or warranty (express or implied) of any kind, including, without limitation, as to merchantability, fitness for a particular purpose, completeness, noninfringment or assignability. For avoidance of doubt, following such transfer, all Itron-manufactured hardware and Itron-owned Software comprising part of the Disaster Recovery Equipment shall be deemed an Itron Proprietary Component. Schedule C shall be updated by the Parties within thirty (30) days after the expiration of the Disaster Recovery Services Period to reflect the transfer of the Disaster Recovery Equipment as contemplated by this Section 2.8(c).

(d)    Disaster Recovery Transition Assistance.    Itron will, at no cost to DLC, provide reasonable technical support and assistance to facilitate the establishment of a DLC-operated disaster recovery operations facility (“DLC Disaster Recovery Center”) and the transfer of the Disaster Recovery Equipment thereto, as such obligations are defined in the Transition Plan.

(e)    Delay in Disaster Recovery Transition.    In the event that DLC causes a delay beyond the transition date mutually agreed upon in the Transition Plan, in the transition of the Disaster Recovery Services and Disaster Recovery Equipment from Itron to DLC pursuant to this Section 2.8, (i) Itron will continue to provide Disaster Recovery Services on the terms set forth in Section 2.8(a) until the actual date of such transition, (ii) any such Disaster Recovery Services provided by Itron after the transition date mutually agreed upon in the Transition Plan, will be deemed Supplemental Services for which DLC will pay Itron accordingly, and (iii) DLC will reimburse Itron for the additional costs reasonably incurred by Itron to accommodate such delay.

(f)    Annual Disaster Recovery Test.    After the expiration of the Disaster Recovery Services Period, DLC will conduct an annual test of Disaster Recovery Services and Disaster Recovery Equipment in accordance with the attached Schedule F. DLC will give Itron reasonable advanced written notice of such annual testing and allow Itron a reasonable opportunity to attend and participate in such test. DLC will furnish to Itron a report detailing the findings of each such annual test within thirty (30) days after the completion thereof.

2.9    CCU Maintenance

(a)    CCU Field Repair and Maintenance.    Not later than January 1, 2004 and for the remainder of the Term, (the “CCU Transition Date”) DLC will assume from Itron all responsibility for installation and de-installation of CCUs comprising part of the Fixed Network, including replacement of batteries for the CCUs, as provided in Section 3.4(d). In addition, DLC, as Itron’s subcontractor, will be responsible for field investigation and field de-install and re-install of CCUs comprising part of the Fixed Network pursuant to a mutually agreed upon process.

(b)    CCU Shop Repair and Maintenance.    Before and after the CCU Transition Date, Itron will provide corrective maintenance for Nonconforming CCUs as set forth in Section 3.4(b) during regular hours at the Itron’s Servicing Location, except that after the CCU Transition Date (i) DLC will deliver any Nonconforming CCU to Itron’s Servicing Location at no cost to Itron; (ii) DLC will take delivery of the repaired or replaced CCU at Itron’s Servicing Location; and (iii) DLC will be responsible for all labor to replace batteries for the CCU units, as provided in Section 3.4(d).

2.10    Support of 50ESS ERT Technology

Itron, at its sole cost and expense, will upgrade and modify the Software to support the 50ESS ERT technology as provided in the Transition Plan. DLC, at its sole cost and expense, will upgrade and modify its DISCUS customer information system to support the 50ESS ERT technology as provided in the Transition Plan. For avoidance of doubt, the Transition Plan will provide for the use of 50ESS technology implemented around a P+2, MVRS, or P+4 application architecture (as determined by Itron) and the existing Genesis System Software for monthly and daily reads. If Itron selects an MVRS or P+4 solution, Itron will at its sole cost provide up to 25 handhelds to DLC that are compatible with the selected platform. DLC may choose a solution different than what Itron selects, and in such case DLC will pay for any additional work required to develop the option chosen by DLC on a mutually agreed upon schedule.

Section 3    Itron Services

3.1    Standard Services

During the Term, Itron will perform the Services described in Sections 3.2, 3.3, 3.4 and 3.5 for the Fixed Network and all Itron Proprietary Components (“Standard Services”).

3.2     Software Releases and Support

(a)    Critical Maintenance Releases.    Whenever Itron prepares or has prepared a Critical Maintenance Release, Itron shall provide DLC an electronic copy of, and obtain all necessary licenses for DLC to use, the Critical Maintenance Release. Unless directed otherwise by DLC in writing, Itron shall (i) give any request for a Critical Maintenance Release priority over all other DLC reported problems and (ii) provide DLC with corrective action reports and project timetables with respect to the Critical Nonconformity on not less than a weekly frequency. Itron shall provide, at its sole cost and expense, assistance and on-site support to DLC for the implementation of Critical Maintenance Releases in the form of installation, testing and training of designated DLC personnel identified in writing to Itron. All Critical Maintenance Releases shall be deemed Itron Proprietary Components.

(b)    Maintenance Releases.    Itron shall provide DLC an electronic copy of and, if necessary, a license to use, all Maintenance Releases as soon as they have been prepared or received, and tested for release, by Itron. All Maintenance Releases and related training of DLC personnel as may be reasonably required will be provided upon DLC’s request without any additional cost or expense to DLC. Itron shall notify DLC promptly upon scheduling of and completion of any Maintenance Release and upon its receipt of a Maintenance Release from a third party. Such notice shall describe, in reasonable detail, the nature and subject of the forthcoming Maintenance Release. All Maintenance Releases shall be deemed Itron Proprietary Components.

(c)    Upgrades Required by Critical Maintenance Releases or Mandatory Maintenance Releases.    If any Critical Maintenance Release or Mandatory Maintenance Release prevents or materially impairs DLC’s meter reads during the “operations process clock” as specified in Schedule A (the “Operations Process Clock”), Itron shall, at its expense, provide DLC with all necessary software and hardware upgrades or modifications to permit DLC to conduct such meter reads during the Operations Process Clock.

(d)    Upgrades Required by Optional Maintenance Releases.    Optional Maintenance Releases will be compatible with Itron Proprietary Components. If DLC elects to install an Optional Maintenance Release, any and all upgrades of Third Party Components and third party hardware and software will be at DLC’s sole cost and expense.

(e)    Documentation.    Itron shall, as-is and as available, provide DLC such documentation, including commands and/or scripts, as may be necessary to install and operate the Fixed Network, the Compliant System Components, Software, Software Releases, and Disaster Recovery Equipment. Such publications need not, however, include engineering blueprints, source code, proprietary protocols, and other Itron technical documents unless otherwise agreed to in writing by the Parties. Technical publications, object and source codes, protocols, and other proprietary Itron information shall be made available to DLC pursuant to the terms of the Escrow Agreement. DLC may modify any scripts provided by Itron at DLC’s sole risk, but 3Itron shall have noobligation to modify, enhance or otherwise support any scripts provided to DLC hereunder.

(f)    Third Party Software.    As of the Effective Date, Itron represents and warrants that the Software is compatible and functional with respect to the Compliant System Components, including, without limitation, the third party software comprising part of the Compliant System Components.

(g)    Compatibility.    Itron shall provide Mandatory Maintenance Releases to ensure compatibility of the Software with all Compliant System Components. Itron will also provide Custom Releases to ensure compatibility of the Software with other third party software related to the Fixed Network upon the terms provided in Section 3.7(b).

(h)    Software Release Support.    During the installation of, and for a period of ninety (90) days after the installation of any Software Release, Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule D during the routine support hours set forth in Schedule D, to assist the DLC Service Administrator with installation, use and maintenance of the Software Release.

3.3    Technical Support

(a)    Fixed Network and Itron Proprietary Components Routine Technical Support.    Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule D during the routine support hours set forth in Schedule D, to assist the DLC Service Administrator with technical support for routine Nonconformities and other general technical support for the Itron Proprietary Components that may be required from time to time.

(b)    Fixed Network and Itron Proprietary Components Critical Technical Support.    Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule D on a twenty-four (24) hour basis to assist the DLC Service Administrator with any Critical Nonconformity. Such assistance shall include, if requested by the DLC Service Administrator, the dispatch of a technician to correct the Critical Nonconformity within the time periods set forth in Schedule D and in accordance with the other requirements set forth in this Agreement.

(c)    Configuration Changes.    Upon approval by the Change Control board, Itron shall take such actions as shall be mutually agreed upon to support a Configuration Change; provided, that Itron shall not unreasonably withhold or delay its approval of such Configuration Change. If the Parties have a good faith dispute over whether a requested change is a Configuration Change, such dispute shall be submitted for resolution to an officer of DLC and an officer of Itron who shall have the authority to settle the dispute.

3.4    Fixed Network Installation, Investigation and Maintenance

Subject to the obligations of the Parties as set forth in Section 2, Itron will undertake the following:

(a)    Field Investigations.    In situations where DLC’s standard troubleshooting activities in accordance with Section 5.3(f) and 5.3(j) cannot identify or correct a Nonconformity and problem analysis by telephone or remote system access is neither successful nor expedient, and upon receipt of a service request from DLC, (i) Itron will provide services as set forth in Schedule D, and shall dispatch appropriate employees or contract personnel to investigate any Nonconformity; and (ii) as part of its field investigation process, Itron will make available all labor, material, exchange equipment, tools, and consumable supplies (e.g., wire, batteries, brackets, and cables) necessary for de-installation and re-installation of such Nonconforming Itron Proprietary Components. If necessary for DLC to relocate a CCU in order to maintain performance of the Fixed Network, Itron shall provide technical assistance to DLC with respect to such relocation to ensure the integrity of the Fixed Network is not materially impaired solely from such necessary relocation. DLC accepts that Itron will not ensure that previous daily read performance will be maintained at levels before such relocation.

(b)    Itron Proprietary Components Corrective Maintenance.    Itron shall (i) provide corrective maintenance for Nonconforming Itron Proprietary Components during regular hours at Itron’s servicing location,within the response/return times documented in Schedule D; (ii) upon receiving the Itron Proprietary Component at the servicing location, complete the corrective maintenance, or arrange for all corrective maintenance necessary, to return the Itron Proprietary Component to its original operating specifications, excluding minor cosmetic deficiencies (e.g., minor cracks, dents, and scratches); and (iii) furnish all parts and materials necessary to complete the corrective maintenance and eliminate any Nonconformity. Parts so furnished will be new, or in a condition equivalent to new, and shall be functionally equivalent to those parts removed from service. Nonconforming, malfunctioning or inoperative parts so replaced by Itron will become Itron property.

(c)    Itron Proprietary Component Installation and Maintenance.    Itron will ensure all Itron Proprietary Components installed by Itron pursuant to the Transition Plan have been installed properly as of the Effective Date, and subsequently if installed by or under Itron’s direction pursuant to this Agreement. Itron will maintain all Itron Proprietary Components within manufacturer specifications, including performing all necessary or appropriate preventative maintenance on such Itron Proprietary Components.

(d)    CCU Batteries.    On and after January 1, 2004, Itron will supply batteries for the CCUs to DLC in accordance with Itron’s initial forecast of the number of CCU batteries needed in the next twelve (12) months. Thereafter, on or before each subsequent six (6) month anniversary of the Effective Date during the Term, DLC shall provide Itron with a rolling twelve (12) month forecast in writing of DLC’s good faith best estimate of the number of CCU batteries needed in each of the coming twelve (12) months. Itron will notify DLC within thirty (30) days of receipt of a DLC forecast if DLC’s forecast is not reasonably consistent with Itron’s CCU battery life projections. In case of such inconsistency, the Parties will negotiate in good faith to agree upon a revised forecast. Itron will use commercially reasonable efforts to make available to DLC CCU batteries in sufficient quantities to meet the demand forecast by DLC and accepted by Itron. Itron will have no obligation to supply any CCU batteries in excess of DLC’s approved forecast. DLC will be solely responsible for (i) proper removal and disposal of all CCU batteries from CCU units in accordance with all Applicable Laws (including, without limitation, all applicable guidelines of the Environmental Protection Agency), and (ii) proper installation of new CCU batteries in such CCU units, whether such service is done in the field or elsewhere.

3.5    Additional Charge for Standard Services

If, but only to the extent that, Itron is required to perform any Standard Services as a result of any of the following events or circumstances (a “Premium Standard Service”), then (i) Itron shall use its reasonable best efforts to perform said Premium Standard Services, in which case the provisions of Schedule D and Section 3.9(a) shall not apply, and (ii) at Itron’s option, DLC shall pay for such Premium Standard Service as if it were a Supplemental Service at the Preferred Price:

(a)    Any repair, maintenance, service, modification to or alteration of the Fixed Network performed after the Effective Date by any personnel other than Itron personnel (including its employees, agents and contractors) or Itron-trained DLC personnel (including its employees, agents and contractors) after the Effective Date without prior notice to and approval by Itron, which approval shall not be unreasonably withheld;

(b)    Any damage to or accident involving the Fixed Network or Compliant System Components due primarily to the negligence of, or an intentional act of sabotage by, DLC or any of its employees, contractors, subcontractors or agents;

(c)    Any DLC Default;

(d)    Any Nonconformity resulting from a major modification to or alteration of the Fixed Network by DLC which had not been approved or otherwise permitted pursuant to the Change Control procedures attached as Schedule A; or

(e)    Any Service required because DLC did not operate the Fixed Network or Compliant System Components within the normal operating standards employed at the DLC Operations Center as of the Effective Date and as modified from time to time pursuant to this Agreement.

3.6    Failure to Perform Standard Services

Subject to DLC’s fulfillment of its obligations under this Agreement, Itron shall perform the Standard Services within the time periods set forth in Schedule D or as otherwise required by this Agreement, and such Standard Services shall comply with all performance standards and other requirements of this Agreement. In the event that Itron fails to perform any of the Standard Services as and when required under the terms of this Agreement, and provided that DLC has followed the escalation process provided in Schedule G, then, in addition to any other rights and remedies it may have hereunder, at law, in equity or otherwise, upon written notice to Itron, DLC may perform or cause a third party to perform such Standard Services and shall be entitled to (a) offset the costs and expenses of performing or having performed such Standard Services against any amounts owed to Itron pursuant to Section 6, and (b) upon offsetting all such amounts then due and payable to Itron pursuant to Section 6, draw upon the Letter of Credit for payment of the costs and expenses of such Standard Services.

3.7    Supplemental Services

Upon receipt of a written request from DLC, Itron shall provide the following services (“Supplemental Services”) to DLC, each of which shall be at the Preferred Price:

(a)    Excluded Equipment.    At DLC’s request and after Itron’s agreement, which will not be unreasonably withheld, Itron shall make commercially reasonable efforts to provide Services at a commercially reasonable price for any Excluded Equipment.

(b)    Custom Releases.    Within thirty (30) days of receipt of a written request from DLC for a Custom Release, Itron shall provide DLC with a budgetary estimate of Itron’s price and time required to prepare or cause preparation of the Custom Release. The budgetary estimate shall include, but not be limited to, the following information: a requirements definition, and estimates and descriptions of project management, design, tooling, programming, documentation, testing, implementation and ongoing service. Itron will prepare a firm estimate of Itron’s price and time required to prepare or cause preparation of the Custom Release within sixty (60) days of such request. If DLC provides Itron with a written notice to proceed within thirty (30) days of the receipt of the budgetary estimate or firm estimate, as applicable, Itron shall, as soon as commercially reasonable, (i) prepare or cause to be prepared, (ii) provide DLC an electronic form copy of, and (iii) obtain all necessary licenses for DLC to use, the Custom Release in accordance with such estimate, and shall otherwise perform all services and obligations as set forth in such estimate.

(c)    Optional Support and Training Services.    Within fifteen (15) days of receipt of a written request from DLC, Itron shall provide DLC with a firm estimate of Itron’s price and time required to provide DLC with support and/or training services that are not Standard Services, in each case as may be set forth in the request. If DLC provides Itron with a written notice to proceed within 30 days of the receipt of the firm estimate, Itron shall provide the services in accordance with the firm estimate.

(d)    Itron Proprietary Component Upgrades.    Within thirty (30) days of receipt of a written request from DLC, Itron shall provide DLC with a budgetary estimate of Itron’s price and time required to prepare or cause preparation of and to implement an upgrade of or enhancement to a Itron Proprietary Component that is not otherwise provided for in this Agreement. Within sixty days of receipt of a written request from DLC, Itron shall provide DLC with a firm estimate of Itron’s price and time required to prepare or cause preparation of and to implement an upgrade of or enhancement to a Itron Proprietary Component that is not otherwise provided for in this Agreement. If DLC provides Itron with a written notice to proceed within 30 days of the receipt of the budgetary estimate or firm estimate, as applicable, Itron shall prepare and implement the upgrade or enhancement in accordance with such estimate.

(e)    Other Supplemental Services.    Upon request from DLC, Itron shall provide the following Supplemental Services at the Preferred Price for labor, materials, and expenses:

(i)    Services and expenses outlined as obligations of DLC in this Agreement;

(ii)    Service requests that include services, overtime or holiday coverage, response/return times, special freight or expenses over and above the Standard Services;

(iii)    Additional services that are required due to DLC’s inability to provide Itron with reasonable access to system performance data and use of operational tools available to the Fixed Network;

(iv)    Any field investigations or corrective maintenance that are not otherwise caused by Nonconformities or Critical Nonconformities;

(v)    Field investigation support for meters, ERTs, Siris Devices and Excluded Equipment;

(vi)    Installation and/or acceptance tests, data, reports, documentation, upgrades and/or enhancements not specifically related to Itron Proprietary Components or included as part of this Agreement; and

(vii)    Assistance to DLC for the implementation of a Maintenance Release in the form of installation and testing.

3.8    Warranties and Performance Standards

(a)    Critical Nonconformities.    Notwithstanding anything to the contrary set forth elsewhere in this Agreement and except as otherwise provided in Section 3.6, in performing the Standard Services, the following requirements shall apply to any and all Critical Nonconformities:

(i)    Itron shall exercise its reasonable best efforts to eliminate a Critical Nonconformity within 120 hours after it receives written notice from DLC that a Critical Nonconformity exists (the “Initial Cure Period”). If a Critical Nonconformity has not been eliminated within the Initial Cure Period, DLC shall have the option, exercisable in its sole discretion, to require Itron to pay a penalty of $5,000 to DLC within ten days after the end of the Initial Cure Period.

(ii)    With respect to any Critical Nonconformity which has not been eliminated within the Initial Cure Period, Itron shall exercise its reasonable best efforts to eliminate such Critical Nonconformity as soon as possible, but in any event on or before the date which is 15 days after the end of the Initial Cure Period (the “Final Cure Date”). If a Critical Nonconformity has not been eliminated on or before the Final Cure Date (as it may be extended pursuant to (iii) below), an Event of Default under Section 7.1 shall be deemed to exist.

(iii) If it would not be possible through the exercise of reasonable best efforts for Itron or any other similar company to eliminate the Critical Nonconformity on or before the Final Cure Date, then the Final Cure Date may be extended at DLC’s sole discretion if DLC is satisfied that continuing reasonable best efforts by Itron will eliminate the Critical Nonconformity.

(b)    Itron Warranties.    Itron represents, warrants and guarantees that any Services provided under this Agreement shall be (i) provided in accordance with the requirements of this Agreement; and (ii) provided in a timely, skillful, workmanlike and professional manner.

(c)    Third Party Warranties.    To the extent permitted and subject to Section 9.1, Itron will assign to DLC, without recourse to Itron, all third party manufacturer’s warranties related to the items listed on Schedule C which are in effect on the Effective Date. The expiration of such warranties, however, shall not be acceptable cause for non-delivery, or unsatisfactory delivery, of Services under this Agreement.

(d)    Applicable Standards.    Itron will perform, and will cause its contractors to perform, any Services safely, reliably, efficiently, in compliance with all Applicable Laws, including FCC and PUC requirements, in conformance with industry standards and under conditions reasonably required by DLC’s insurers.

(e)    Relations with Labor.    Itron shall maintain good relations with its employees and contractors with regard to its performance of the Services. Itron shall promptly notify DLC in writing of any material complaint made by or any material dispute that arises with any of these Persons in connection with the Services.

(f)    Environmental Compliance.

(i)    Prior to commencement of any Services involving Materials of Environmental Concern, Itron shall provide to DLC a list of all Materials of Environmental Concern that may be used or generated in connection with the Services.

(ii)    In furtherance of and not in limitation of any other portion of this Agreement, Itron shall, and shall cause its subcontractors to, comply with all Applicable Laws relating to safety and the protection of the environment including, but not limited to, handling, protection, transportation and disposal of all Materials of Environmental Concern (“Environmental Laws”). The Services shall at all times comply with Environmental Laws.

(g)    CCU, NCN and Communications Equipment Performance.    A CCU will be considered Nonconforming when communications have failed for three (3) consecutive days or if its continued operation interferes with other Fixed Network components; provided, however, such failure is not caused by a DLC Default. Itron’s Services shall be performed in a manner that ensures that CCU/NCN reads (data collection) are successful for ninety-six percent (96%) of the attempts during each month during the Term; provided, however, such shortcoming is not caused by a DLC Default. Itron agrees that maintenance and support activities will be reviewed and revised, if necessary, in consultation with DLC, if aggregate CCU/NCN read performance falls below ninety-six percent (96%) for any consecutive seven day period; provided, however, such shortcoming is not caused by a DLC Default.

3.9    Personnel and Qualifications

(a)    General.    Itron shall provide all labor and personnel required in connection with the performance of the Services. All personnel used by Itron in the performance of Services shall be qualified by training, licenses or certifications, as required, and experienced to perform their assigned tasks. Itron shall ensure that all personnel assigned to perform Services that involve contact with DLC customers are subject to the same current background checks, security requirements and other protective personnel procedures, including, without limitation, drug testing procedures, as are personnel of DLC in similar positions. At DLC’s request, Itron shall remove from performing Services any employee whom DLC, in its reasonable discretion and with sufficient cause, deems unqualified, incompetent, disorderly, insubordinate, careless or otherwise objectionable (except that Itron shall have no obligation to remove any employee if such removal would violate Applicable Law).

(b)    Use of Contractors.    Itron may, at its sole discretion, use contract personnel to perform any Services pursuant to this Agreement. Such contract personnel shall possess the required qualifications, training and experience necessary to perform the required tasks in accordance with applicable industry standards. Such contract personnel will be dispatched by and responsible to Itron. DLC shall not direct Itron’s contract personnel to perform any tasks not included as Standard Services or Supplemental Services under this Agreement.

3.10    Interference With DLC’s Facilities

Itron shall not materially and adversely interfere or tamper with any of DLC’s facilities in any way that is not necessary or appropriate to the performance of the Services without the prior written consent of DLC, and Itron shall take all actions necessary or appropriate to prevent its employees, other contractors or subcontractors from doing so.

3.11    Assumption of Risk and Insurance

(a)    Assumption of Risk.    Each party acknowledges that the services to be provided by either party under this Agreement may involve work at or near energized electric lines or equipment, above and below ground, and potential exposure to Materials of Environmental Concern and that, for this reason, there are certain risks attendant to the performance of services provided by either party under this Agreement. Each party explicitly assumes these risks and the risks of pre-existing conditions during the performance of such party’s services, excluding any conditions to the extent caused by the other party’s negligence or willful misconduct.

(b)    Insurance.    During the Term, Itron shall maintain, at no cost to DLC, at least the following kinds and amounts of insurance to cover bodily injury (including death) and tangible property damage suffered or (in the case of liability insurance) caused by Itron or its employees, if any, in connection with the performance of the Services:

(i)    Employer’s Liability Insurance.    Limit of not less than $500,000.

(ii)    Comprehensive General Liability Insurance.    Includes premises operation, independent contractor’s protective, products, completed operation, and blanket contractual liability coverage with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, and coverage for blasting or explosion, collapse and underground work if applicable. The property damage liability insurance shall include the broad form comprehensive general liability coverage and shall include coverage (on a replacement cost basis) for Compliant System Components while in the care, custody and possession of Itron.

(iii)    Excess Umbrella Liability Insurance.    Single limit of not less than $15,000,000.

(iv)    Worker’s Compensation.    A worker’s compensation policy in such coverage and with such limits as may be required from time to time by Applicable Law.

Itron’s liability policies required under this section shall contain a waiver of subrogation in favor of DLC. DLC shall be named as an additional insured on Itron’s liability policies required under this section, as its interests may appear. Upon DLC’s request, Itron shall provide written evidence that Itron complies with the requirements of this section, stating the policy number and the inception and expiration data of all policies. A “notice of cancellation/material alteration” clause shall be included in Itron’s liability policies required under this section that shall require the policy issuer or policy holder to give DLC at least thirty (30) days’ notice prior to cancellation or material alteration under such policy.

3.12    Change Control

The Change Control Procedure attached as Schedule A will govern material changes to the Fixed Network and the Fixed Network test environment.

3.13    Review and Inspection

During the Term, each party will, upon at least ten (10) Business Days’ prior written request by the other party, allow the other party to review and inspect the nonrequesting party’s operating records, equipment, facilities and other relevant materials related to the Fixed Network or nonrequesting party’s obligations set forth in this Agreement to the extent necessary to verify the nonrequesting party’s compliance or non-compliance with the obligations provided in this Agreement; provided, that any such inquiry is conducted during normal business hours and in a manner designed to not unreasonably interfere with the nonrequesting party’s ordinary business operations.

Section 4.    Licenses

4.1    Licenses

During the Term and to the extent permitted by third party licensors (if applicable) and with no additional cost to Itron, Itron hereby grants DLC a non-exclusive, unrestricted, royalty-free license (for Itron-owned Software) or sublicense (for third-party-owned Software listed on Schedule C) to use, in connection with the Fixed Network, all Software, including commands and/or scripts, and all subsequent Software Releases. The terms of Itron’s end-user license for any third party Software as in effect on the Effective Date shall apply to any sublicense for such third party Software under this section. Notwithstanding the foregoing, if the effective operation of the Fixed Network requires that DLC own any Software or Software Release, Itron shall, at its sole cost and expense, take such commercially reasonably steps as may be necessary to procure for DLC a license of such Software or Software Release.

4.2    Ownership of Software and Software Releases

All Software and Software Releases not owned by a third-party are owned by Itron unless and until such ownership has been licensed to DLC pursuant to Section 4.1 hereof.

Section 5.    Implementation

5.1    Cooperation

The Parties will cooperate in good faith in performing their respective obligations under this Agreement.

5.2    General Obligations

(a)    Service Administrators.    DLC will identify at least two (2) employees to act as primary and backup service administrators (each, an “DLC Service Administrator”), and Itron will identify at least two (2) employees to act as primary and backup service administrators (each, an “Itron Service Administrator”). The DLC Service Administrators and the Itron Service Administrators shall act as liaisons between DLC and Itron for all Service issues.

(b)    Service Requests.

(i)    Itron shall maintain and make available to DLC a staff of service personnel to respond to DLC service requests in accordance with Schedule D.

(ii)    Service requests for Nonconformities other than Critical Nonconformities shall be reported to Itron by DLC’s Service Administrator via Itron’s Customer Support Hotline at (800) 635-8725.

(iii)    Service requests for Critical Nonconformities shall be reported by the DLC Service Administrator to the on-duty Itron Service Administrator at (800) 635-8725. The on-duty Itron Service Administrator will take all necessary action to remedy such Critical Nonconformity on an urgent basis, including immediately dispatching a technician to the DLC Operations Center if necessary or if requested by DLC as set forth in Schedule D.

(iv)    Upon initiating a Service Request, DLC’s Service Administrator should provide, at a minimum, the following information:

Contact Name:

Telephone Number:

Description of Problem:

Type of Equipment:

Equipment Item/Part Number:

Software (Version):

Materials to be Returned:    Y/N

(c)    Security.    DLC, at its expense, shall establish and maintain physical and remote access to the Fixed Network, which will include security badges and facilities entry security for Itron service personnel and mutually designated service providers enabling Fixed Network access twenty-four (24) hours per day, seven (7) days per week and computer passwords will allow Itron service personnel to access, but not, without DLC’s consent, to make changes to, Fixed Network menus, commands, and databases as necessary for Itron to provide Services. Itron shall hold, and shall cause each of its employees and contractors to hold, all security badges, computer passwords and other security codes and information relating to the Fixed Network in strict confidence, and neither Itron nor any of its employees, contractors or agents shall permit any unauthorized Person to have any access to or possession of any of said items.

(d)    Technical Library.    DLC shall maintain, and provide Itron with access to, a technical library at the DLC Operation Center for storage and maintenance of all related Fixed Network agreements, back-up software, installation guides, operators manuals, service manuals, engineering change orders, specifications, service bulletins and reports associated with installation, operation, maintenance and administration of the Fixed Network, Software and Software Releases. Itron will support DLC as the co-proprietor of this library. Unless specifically identified as “Public Information,” all materials maintained in the technical library shall be Confidential Information, and each Party agrees to not copy, make available or distribute materials, documents, Software or Software Releases from the technical library to any third party for any reason without prior written consent from the other Party; except that Itron, with the prior approval of DLC, may make materials in the technical library available to third parties who have entered into a written agreement with Itron to protect the confidentiality of such materials.

(e)    Communications.    Itron will maintain the routers and other frame relay communications Equipment as set forth on Schedule C, as may be modified pursuant to this Agreement, between the NCN sites and the DLC and Spokane Operation Centers at its own cost and expense, other than the communications charges, which will be the responsibility of DLC. In addition to the circuits required for operation of the Fixed Network, Itron will, at DLC’s sole cost and expense, maintain links to Itron for remote access support services. Itron shall use these support links solely for its system maintenance and support activities as documented herein, and shall not make material changes to the Fixed Network without prior authorization of DLC. DLC shall work with Itron and the communications service provider toward establishing a working relationship that will enable Itron to perform the Services hereunder.

(f)    Returned Materials.    Prior to returning any Itron Proprietary Component to Itron for Service, DLC will request Itron to assign a return materials authorization (“RMA”) number to the request. Upon issuance of the RMA, DLC will return the Itron Proprietary Component via prepaid freight to Itron’s servicing location with reference to the assigned RMA number on all shipping labels and documents. Upon receiving returned Itron Proprietary Components from DLC and completion of Services, if applicable, Itron will return materials to DLC via prepaid freight.

(g)    Reserve Inventory.    The following items (the “Reserve Inventory”) are owned by DLC:

Item	Quantity
ERTs ERT 50ESS	3,000 100
CCUs	300
NCNs	2

DLC shall have the right to hold and use the Reserve Inventory as and when it, in its sole discretion, determines. Itron shall have no right to use any of the Reserve Inventory in connection with its services hereunder without the prior written approval of DLC. Itron shall have no obligation to replenish any of the Reserve Inventory used by DLC.

(h)    Maintenance Inventory.    The following items (the “Maintenance Inventory”) are owned by DLC:

Item	Quantity
DCU	1
ERTs	2,000
CCUs	200
NCNs	3
Routers	3
Telestructures	10

DLC, at its expense, will own, warehouse and make available to Itron the Maintenance Inventory for the performance of the maintenance responsibilities described herein and at no cost to Itron. DLC shall supply Itron with information regarding the disposition of any such assets used for maintenance or expansion purposes that are not Itron’s responsibility under this Agreement. DLC agrees that the Maintenance Inventory will be used exclusively in connection with the Fixed Network for exchange of field equipment on a “like for like basis”, or, upon payment of any associated incremental cost (including the cost of additional CCU or NCN equipment that may be required to be installed), on a “non-like for like” basis and will also make these materials available to Itron service representatives. As additional consideration for the fees payable by DLC pursuant to Section 6, from time to time, within 30 Business Days after its receipt of a written report from DLC showing that the quantities of the Maintenance Inventory held by DLC are less than the numbers shown above, Itron, upon DLC’s request, shall transfer title, free and clear of all liens and encumbrances, and deliver to DLC, such additional quantities of such materials as are necessary to maintain the quantities of Maintenance Inventory as listed above.

(i)    Service Reports/Data.    Itron and DLC will complete applicable installation, operation, and maintenance reports/data as documented and listed in Schedule B, relating to any/all services performed on Compliant System Components. Reports may be submitted in a machine-readable format via standard media or pre-determined file formats on a monthly basis.

(j)    Software Testing.    Upon Itron’s written request, DLC will provide Itron, at mutually agreeable times and during normal business hours, at no additional cost to Itron, with reasonable opportunity and cooperation to test any software on the Fixed Network that Itron is contemplating offering as a Software Release to be used in the Fixed Network in order to assess compatibility, effect on system speed and other effects of such software implementation on the Fixed Network.

(k)    Annual Meeting.    The Parties will meet at least once per calendar year to discuss, among other things, the status of the Fixed Network, the Compliant System Components and the Software and any potential changes or upgrades to any of the same. In advance of any annual meeting pursuant to this Section 5.2(k), each Party will submit to the other Party a proposed agenda for the annual meeting. If neither Party thinks a face-to-face meeting is necessary, then a telephone conference will suffice. If either Party requests a face-to-face meeting, then such meeting will be held in a mutually agreeable location. Each Party will absorb its own travel and other costs to participate in such a meeting. Any agreements reached by the Parties during such annual meeting may be reduced to a writing signed by the authorized representative of each Party and attached to this Agreement as an addendum hereto.

5.3    Obligations of DLC

In addition to the obligations of DLC set forth elsewhere in this Agreement, DLC shall be responsible for the following:

(a)    Software Releases.    Any Software Releases provided to DLC pursuant to this Agreement are exclusively for DLC’s operation of the Fixed Network. DLC, in accordance with the terms of this Agreement, shall install or permit Itron to install all fully tested and approved Critical Maintenance Releases and Mandatory Maintenance Releases made available by Itron; such testing and approval not to be unreasonably withheld or delayed. For avoidance of doubt, if a Mandatory Maintenance Release does not maintain materially acceptable performance consistent with past performance of the Fixed Network, DLC’s refusal to approve such Maintenance Release for installation shall be deemed reasonable. DLC, in accordance with the terms of this Agreement, may elect to install or permit Itron to install any Optional Maintenance Release or Custom Release in the manner and on a schedule as the Parties may agree from time to time.

(b)    Compliant System Components.    DLC shall maintain a database of all Equipment, Software, Software Releases and other Compliant System Components, including installed quantities, in a format that allows printing of a report similar to that set forth on Schedule C. The database information will initially be provided by Itron and will include manufacturer, model and serial numbers, equipment and software revision numbers, physical location, accessories, etc., and be maintained in machine-readable format with updated summaries prepared every thirty (30) days and made available to Itron upon request.

(c)    Operation Standards.    DLC agrees to operate the Fixed Network and Compliant System Components with appropriately trained personnel and in accordance with the standard operating practices that were in effect as of the Effective Date and modified from time to time thereafter pursuant to this Agreement as provided to DLC by Itron.

(d)    Leases, License and Permits.    DLC, with Itron’s cooperation as necessary, shall maintain all NCN site leases, City of Pittsburgh license fees and FCC licenses required to operate the Fixed Network, except such licenses as may be sub-licensed to DLC by Itron pursuant to the Radio Frequency Sharing Agreement, which licenses shall be maintained by Itron at its sole cost and expense throughout the Term of this Agreement.

(e)    Facilities.    At no cost to Itron, DLC shall make available to Itron in connection with Itron’s performance of its obligations hereunder warehouse space for the Itron Equipment as is currently provided as of the Effective Date. In addition, upon no less than ninety (90) days’ advance written notice, DLC will provide at no additional cost to Itron reasonable and appropriate office space for up to four (4) people as is reasonably necessary for Itron to perform the Services hereunder.

(f)    Troubleshooting.    Prior to initiating any request for Standard Service under Article II of this Agreement, DLC shall follow the standard operating procedures (as they exist on the Effective Date and as they may be modified thereafter) for the Fixed Network data center to qualify and correct operationally related Compliant System Component problems. These efforts include activities that can be performed by DLC as part of its Fixed Network data center operations. Examples of such procedures include, but are not limited to, normal execution of monitoring or diagnostic software, system tests, communications tests, electrical power checks, component reset or recovery routines. Once these efforts have been made, the Itron Customer Support Center will be contacted for routine issues. DLC may contact the Itron Service Administrator immediately for Critical Nonconformity issues to review other alternatives and to take such action as may be required by this Agreement.

(g)    System Data.    Upon receipt of a written request from Itron, DLC shall provide such up-to-date Fixed Network configuration and system performance data as is reasonably requested in writing by Itron in connection with its delivery of Services as outlined herein, provided that if a Critical Nonconformity exists, such request may be oral.

(h)    Test Environment.    DLC shall have and operate a Fixed Network test environment that mirrors a portion of the production Fixed Network environment for acceptance testing of Compliant System Components. DLC and Itron will each have the same responsibilities with respect to maintaining the test environment as they do with respect to maintenance of the production Fixed Network environment. DLC will provide Itron with assistance for Fixed Network testing of Compliant System Components as required prior to installation into the Fixed Network. All Itron proprietary software and Itron manufactured hardware comprising any of the test environment equipment is considered a Itron Proprietary Component.

(i)    DLC Contractors.    DLC shall require that all contractors who may perform DLC’s responsibilities as documented herein incorporate Itron’s published installation and/or operating procedures as a contractor requirement. Itron may consider any request for Service (including any Supplemental Service for which the charges pursuant to this Agreement will apply) initiated by a contractor identified by DLC to Itron in writing as an “authorized DLC contractor.”

(j)    Field Investigation.    DLC shall dispatch appropriate employee or contract personnel to investigate, and if necessary exchange, Nonconforming ERTs, Siris Devices, CCUs, telenetics equipment and meters. As part of its field investigation process, DLC shall make available all labor, materials, meters, equipment from the Maintenance Inventory, tools, and consumable supplies (meter seals, wire, equipment, etc.), necessary for de-installation and re-installation of ERTs, Siris Devices, CCUs and meters, as necessary to restore proper operation.

(k)    Third Party Hardware.    DLC shall, at its sole cost and expense, provide for corrective maintenance (including, without limitation, all parts, materials and labor necessary to complete such corrective maintenance) of all hardware used by DLC in any way connected with the Fixed Network that is not an Itron Proprietary Component. Without limiting the foregoing, DLC may request that Itron perform such corrective maintenance as Supplemental Services pursuant to Section 3.7.

(l)    Third Party Software.    Except as provided in Section 3.2(c), as of January 1, 2003, DLC has assumed all costs (including, without limitation, for license, maintenance and support obligations) for all software used by DLC that is in any way connected with the Fixed Network that is not an Itron Proprietary Component, and Itron shall have no obligation to provide any of the same to DLC.

(m)    Disposal.    DLC agrees to dispose of all DLC-owned materials removed from service in accordance with Applicable Laws and reasonable Itron recommendations. DLC agrees that any DLC-owned materials forwarded to Itron that require disposal, exclusive of units returned for repair or replacement at Itron’s request, may be returned to DLC at DLC’s expense.

(n)    Backup.    DLC shall follow standard operating practices to periodically check the operation of all Fixed Network backup Compliant System Components located in the DLC Operations Center and the DLC Disaster Recovery Center as of the Effective Date as modified thereafter pursuant to the Agreement.

(o)    Use of Compliant System Components.    DLC agrees to use all Compliant System Components solely for the purpose of operating, maintaining and expanding the Fixed Network pursuant to the Agreement.

Section 6.    Compensation; Conditions Precedent

6.1    Itron Payment to DLC Upon Effective Date

As part consideration for the amendments to the First Maintenance Agreement as set forth in this Agreement, Itron will pay to DLC the sum of four million dollars ($4,000,000.00) payable within two (2) Business Days after the Effective Date via wire transfer as instructed by DLC.

6.2    DLC Payment to Itron Upon Replacement Target Date

DLC will make a one-time payment to Itron in the sum of forty-five thousand dollars ($45,000.00) payable concurrently with the first quarterly payment in 2004.

6.3    Annual Fee for Standard Services

(a)    Annual Fee.    For each twelve (12) month period of the Term, DLC will pay Itron for the Standard Services a fee of six hundred and ninety five thousand five hundred dollars ($695,500.00), payable in four (4) equal installments due on the first day of each consecutive three (3) month period of the Term, beginning April 1, 2003. Undisputed payments not received within thirty (30) days after the date upon which such payment is due will bear interest at a rate equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted under Applicable Law. Payments to be made under this section are subject to offset and/or reduction pursuant to the applicable provisions of this Agreement.

(b)    Increases in Annual Fee.    The fee payable pursuant to Section 6.3(a) is subject to increase from time to time, as agreed by the Parties, upon the addition of additional Compliant System Components to the Fixed Network pursuant to Supplemental Services.

6.4    Fees for Supplemental Services

For all Supplemental Services, unless otherwise provided in this Agreement, Itron will invoice DLC at the Preferred Price. Payment will be due within 30 days of submission. Undisputed invoices not paid within 30 days of receipt will bear interest at a rate equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted under Applicable Law.

6.5    Letter of Credit

Itron shall, on or prior to the Effective Date, furnish and throughout the Term maintain for the benefit of DLC a standby letter of credit, issued by a Qualifying Bank acceptable to DLC (the “Letter of Credit”), containing the terms and conditions set forth in Section 6.6, and in the L/C Amount. The Letter of Credit shall be security for Itron’s performance of all Services and its other obligations hereunder during the Term of this Agreement. Itron shall be responsible for making sure the Letter of Credit does not expire (without renewal) prior to the expiration of the Term.

6.6    Conditions of Letter of Credit

(a)    Conditions of Draw.    DLC shall be entitled to draw any amounts up to the total amount available under the Letter of Credit established under Section 6.5 upon any of the following conditions:

(i)    an Event of Default has occurred under Section 7.1;

(ii)    a replacement Letter of Credit has not been delivered to DLC on or before thirty (30) days before the expiration of the Letter of Credit; or

(iii)    a draw on the Letter of Credit is permitted pursuant to Section 3.6 or Section 9.5.

(b)    Other Conditions.    The Letter of Credit shall provide (i) that DLC may draw on such Letter of Credit in any amount up to the total amount of the Letter of Credit by providing a certificate executed by two officers of DLC stating that DLC is entitled to draw on the Letter of Credit pursuant to Section 6.6(a) and specifying the amount of such draw; and (ii) that draws will be in immediately available funds no later than the next three (3) Business Days following delivery of the certificate.

Section 7.    Events of Default

7.1    Events of Default

(a)    To the extent not caused by a DLC Default, the following shall constitute events of default (each, an “Event of Default”), each of which shall entitle DLC to exercise the remedies set forth in Section 7.2 hereof:

(i)    Itron’s failure to perform its obligations pursuant to Section 3.8(a);

(ii)    Itron’s sale of all or substantially all of its assets or business to any Person and either (A) such Person does not specifically assume all of Itron’s obligations under this Agreement or (B) such Person is not acceptable to DLC in its reasonable discretion;

(iii)    Itron assigns this Agreement in violation of Section 11.3; and

(iv)    The appointment of a receiver, custodian, or trustee of Itron for all or substantially all of the property of Itron; Itron makes an assignment for the benefit of creditors other than an assignment for security or collateral purposes in connection with a financing; Itron convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts and thereafter is unable to obtain an agreement with such creditors for a moratorium upon or extension or composition of its debts; Itron shall have been adjudicated bankrupt or insolvent or all or substantially all of its property shall have been sequestered by an order of federal, state, foreign or other court of competent jurisdiction; there shall have been a filing of an involuntary petition against Itron seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition shall not be dismissed within sixty (60) days after such filing; Itron has commenced any bankruptcy, reorganization or insolvency proceeding or other proceeding under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether federal, state or foreign, now or hereafter existing, or Itron has consented to the taking of any of the foregoing actions; or Itron voluntarily dissolves or terminates its corporate existence or is terminated or dissolved, liquidates or is liquidated.

(b)    In the event that Itron materially breaches or fails to perform any of its covenants, agreements or obligations under this Agreement, and such material breach or failure continues for a period of forty-five (45) days following Itron’s receipt of written notice from DLC of such material breach or failure to perform (the “Cure Period”), then for each day following such Cure Period that the material breach or failure continues,

DLC shall have the option, exercisable in its sole discretion, to withhold and deduct from the next scheduled fee payment under Section 6.3, an amount equal to the annual fee then payable under Section 6.3, divided by 365. If such material breach or failure to perform continues for a period of thirty (30) days beyond the end of the Cure Period, then DLC shall have the right, at its option, to terminate the Agreement pursuant to Section 8.2, and upon such termination, DLC may exercise any or all of the remedies in Section 7.2 (in addition to any other rights and remedies it may have at law, in equity or otherwise, including those under this Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement). If Itron has advised DLC in writing that the material breach or failure is not capable of being cured within the Cure Period through the exercise of Itron’s reasonable best efforts, and provided that (x) Itron has commenced and is continuing to use its reasonable best efforts to cure the material breach or failure, and (y) DLC is satisfied that such reasonable best efforts will result in a timely cure, then the Cure Period shall be extended for the additional time necessary to achieve such cure.

7.2    Remedies for Events of Defaults

Upon the occurrence of an Event of Default under Section 7.1(a), and as permitted by Section 7.1(b), DLC shall be entitled to exercise any or all of the following remedies in addition to any other rights and remedies it may have, at law, in equity or otherwise, including those under this Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement:

(a)    DLC may immediately draw down all or any portion of the Letter of Credit required to be maintained at that time to cover damages cause by such Event of Default;

(b)    DLC may cause all items held in escrow pursuant to the Escrow Agreement to be delivered to it; and

(c)    DLC may terminate this Agreement pursuant to Section 8.2 hereof and draw down all or any portion of the Letter of Credit required to be maintained at that time.

7.3    Change in Control

Upon the occurrence of a Change in Control, DLC may cause all items held in escrow pursuant to the Escrow Agreement to be delivered to it for its use, to the extent reasonably necessary, in connection with the Fixed Network.

Section 8.    Term and Termination

8.1    Term

The term of this Agreement will commence on the Effective Date, unless earlier terminated as provided elsewhere in this Agreement, and will automatically terminate at the end of December 31, 2013 (the “Term”); provided, however, that the Term shall be automatically extended for an additional two (2) year period at the end of the Term and at the end of each subsequent two (2) year extension period unless either (a) Itron has given DLC written notice of its intent not to renew at least two (2) years prior to the end of the Term or any extension period or (b) DLC has given Itron notice of its intent not to renew at least twelve (12) months prior to the end of the Term or any extension period. Each extension of Term shall be subject to a commercially reasonable adjustment to the compensation payable under Sections 6.2 and 6.3 hereof. The Term shall include each such additional extension period.

8.2    Termination by DLC

Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief) that DLC may have in law or otherwise, DLC may terminate this Agreement (a) upon the occurrence of an Event of Default, (b) as provided in Section 7.1(b), or (c) at any time at its convenience upon 120 days’ notice to Itron. In the event of such termination for convenience, Itron shall discontinue Services hereunder in accordance with the termination notice. Effective on the date of such termination, the Parties shall mutually agree on the procedures for termination and DLC shall make payment to Itron in the amount of (i) $1.0 million if the termination notice is given on or prior to March 30, 2005, (ii) $500,000 if the termination notice is given after March 30, 2005 but on or prior to March 30, 2010, and (iii) $250,000 if the termination notice is given after March 30, 2010. Upon making such payment, DLC shall receive from Itron all licenses and other rights necessary or appropriate to operate the Fixed Network and Compliant System Components.

8.3    Termination by Itron

Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief) that Itron may have in law or otherwise, Itron may terminate this Agreement upon written notice if:

(a)    DLC breaches its obligations to make payments under Section 6 hereof, unless such failure to pay is covered by a bona fide, good faith dispute, provided that (i) Itron sends written notice to DLC describing the breach, and (ii) DLC does not cure the breach within thirty (30) days following its receipt of such notice;

(b)    Itron gives DLC no less than sixty (60) days prior written notice of a DLC Default (other than a failure to make payments as provided in Section 8.3(a)), which DLC Default remains uncured at the end of such 60-day period; or

(c)    There is an appointment of a receiver, custodian, or trustee of DLC for all or substantially all of the property of DLC; DLC makes an assignment for the benefit of creditors other than an assignment for security or collateral purposes in connection with a financing; DLC convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts and thereafter is unable to obtain an agreement with such creditors for a moratorium upon or extension or composition of its debts; DLC shall have been adjudicated bankrupt or insolvent or all or substantially all of its property shall have been sequestered by an order of federal, state, foreign or other court of competent jurisdiction; there shall have been a filing of an involuntary petition against DLC seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition shall not be dismissed within sixty (60) days after such filing; DLC has commenced any bankruptcy, reorganization or insolvency proceeding or other proceeding under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether federal, state or foreign, now or hereafter existing or DLC has consented to the taking of any of the foregoing actions; or DLC voluntarily dissolves or terminates its existence or is terminated or dissolved, liquidates or is liquidated.

Section 9.    Indemnification

9.1    Of DLC

Itron will indemnify, hold harmless and defend DLC, its directors, officers, employees and agents from and against any and all losses, damages, liabilities, claims, penalties, fines and other costs and expenses, including reasonable attorneys’ fees and costs of settlement (“Losses”) that DLC reasonably incurs arising from Itron’s performance of or failure to perform any Services required to be performed by Itron under this Agreement, including, without limitation, customer claims relating to Siris Device telephone line seizures. However, Itron will have no such obligation regarding any Losses to the extent they arise from DLC’s negligence or willful misconduct or DLC’s failure to meet its obligations under this Agreement.

9.2    Of Itron

DLC will indemnify, hold harmless and defend Itron, its directors, officers, employees and agents from and against any and all Losses that Itron reasonably incurs from DLC’s performance or failure to perform any obligation under this Agreement.

However, DLC will have no such obligation regarding any Losses to the extent they arise from Itron’s negligence or willful misconduct or Itron’s failure to meet its obligations under this Agreement.

9.3    Intellectual Property Indemnification

Itron will indemnify, hold harmless and defend DLC, its directors, officers, employees and agents from and against all Losses that DLC reasonably incurs in connection with any third party claim that any Compliant System Component, Software or Software Release provided by Itron under this Agreement infringes or misappropriates the U.S. copyright, trade secret or trademark rights of a third party (“Infringing Material”). If the use of any Infringing Material is enjoined by a court of competent jurisdiction, Itron shall, at Itron’s option and sole cost and expense, either (a) procure for DLC the right to continue use of the Infringing Material, (b) replace the Infringing Material with material that is substantially similar in functionality and performance, but noninfringing, (c) modify the Infringing Material to eliminate the infringement or misappropriation, or (d) terminate the enjoined activity with an appropriate reduction in the Annual Fee; provided, however, that such termination and reduction shall not excuse Itron from performance of its obligations pursuant to its Agreement. Itron will have no liability under this section for (i) any infringement or misappropriation due to any repair, maintenance, service modification to or alteration of the Fixed Network performed by any personnel other than Itron personnel (including its employees, agents and contractors) or Itron-trained DLC personnel (including its employees, agents and contractors) after the Effective Date which has not been approved by Itron as required by the terms of this Agreement; or (ii) any combination of the Fixed Network in whole or in part with any material or software not included in the Fixed Network which has not been installed by Itron personnel or Itron-trained DLC personnel and which has not been approved by Itron as required by the terms of this Agreement.

9.4    Procedure

In connection with any claim or action described in this Section 9, the Party seeking indemnification will (a) give the indemnifying Party prompt written notice of the claim, (b) cooperate with the indemnifying Party (at the indemnifying Party’s expense) in connection with the defense and settlement of the claim, and (c) permit the indemnifying Party to control the defense and settlement of the claim, provided that the indemnifying Party must diligently defend the claim and may not settle the claim without the indemnified Party’s prior written consent (which will not be unreasonably withheld or delayed). Further, the indemnified Party (at its cost) may participate in the defense and settlement of the claim.

9.5    Payment of Indemnification Claims

Losses which are indemnified against hereunder shall be paid by the Indemnifying Party within 30 days after such Party’s receipt of notice of such Losses, which notice shall include such evidence as is reasonably necessary to establish the amount of the Losses and the Indemnifying Party’s liability therefor. If and to the extent Itron does not pay for any indemnified Losses within such 30 day period, then, in addition to any other rights and remedies it may have at law, in equity or otherwise, including those under the Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement, DLC may, at its option, (a) set off the full amount of such unpaid Losses against the next payment(s) due under Sections 6.3 and/or 6.4 hereof and/or (b) draw up to the full amount of such unpaid Losses under the Letter of Credit.

Section 10.    Limitation on Liability

10.1    Disclaimer

EXCEPT AS OTHERWISE SET FORTH HEREIN, ITRON HEREBY DISCLAIMS ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF ITRON, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ALL SERVICES, EQUIPMENT, SOFTWARE, GOODS, AND OTHER ITEMS FURNISHED BY ITRON HEREUNDER OR ANY OTHER ITEMS SUBJECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; AND (C) ANY IMPLIED WARRANTY OF NON-INFRINGEMENT.

10.2    Limitation on Liability

THE TOTAL CUMULATIVE LIABILITY OF ITRON WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OF THE SERVICES (INCLUDING, WITHOUT LIMITATION, AMOUNTS DRAWN AGAINST THE LETTER OF CREDIT), SHALL IN NO CASE EXCEED $30 MILLION, AND DLC HEREBY RELEASES ITRON FROM ANY LIABILITY IN EXCESS OF SUCH AMOUNT. THIS MONETARY LIMITATION SHALL SURVIVE THE FAILURE OF ANY EXCLUSIVE REMEDY.

ITRON SHALL NOT BE LIABLE, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY,

PUNITIVE OR INCIDENTAL LOSS OR DAMAGE, LOSS BY REASON OF SERVICE INTERRUPTION, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF, CLAIM OF ANY THIRD PARTY FOR LOSS CAUSED BY DELAYS IN MANUFACTURE OR OPERATION, AND DLC HEREBY RELEASES ITRON FROM ANY LIABILITY FOR ALL SUCH LOSSES AND DAMAGES.

THIS SECTION 10.2 SHALL NOT LIMIT OR RESTRICT THE AVAILABILITY OF SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF TO THE EXTENT OTHERWISE AVAILABLE UNDER APPLICABLE LAW.

Section 11.    Miscellaneous

11.1    Excusable Delay

(a)    Neither Party will be liable for, or be considered to be in breach of or default under this Agreement because of, a Force Majeure Event.

(b)    A Party affected by a Force Majeure Event shall notify the other Party promptly after becoming aware of the Force Majeure Event, giving details of the circumstances constituting the Force Majeure Event and the likely duration thereof, if reasonably known, and shall keep the other Party informed of any changes in circumstances, including when such Force Majeure Event ends. Each Party shall also notify the other Party of any events of which it is aware which may reasonably be expected, with the lapse of time or otherwise, to become a Force Majeure Event. Following the receipt of such notice, the Parties shall consult in good faith to assess the Force Majeure Event and any ways in which the same may be avoided or its effects mitigated.

(c)    A Party affected by a Force Majeure Event shall use reasonable best efforts to place itself in a position to fulfill its obligations hereunder, and if unable to fulfill any obligation by reason of a Force Majeure Event such Party shall exercise all reasonable best efforts to remove such disability at the earliest practicable time.

(d)    A Party’s performance shall be excused only for the minimum period necessary to return to performance hereunder through the exercise of all reasonable best efforts. To the extent a Force Majeure Event prevents Itron from performing any Services, DLC shall be relieved of the obligation to make payments for the pro rata period of time during which the Services are not performed only if Itron is not exercising all reasonable best efforts to perform the Services.

11.2    Nondisclosure

Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature. Without limiting the foregoing, the Receiving Party will: (a) use such Confidential Information solely for the purposes for which it has been disclosed; and (b) disclose such Confidential Information only to those of its employees, agents, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The Receiving Party may also disclose Confidential Information of the Disclosing Party to the extent necessary to comply with Applicable Law or legal process, provided that the Receiving Party uses reasonable efforts to give the Disclosing Party prompt advance notice thereof. Subject to the rights of DLC under the Escrow Agreement and the Purchase Agreement, upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

11.3    Assignment

Neither Party will assign all or any part of this Agreement or any of its rights under this Agreement without the prior written consent of the other Party, which may be given or withheld in such other Party’s sole discretion. However (a) either Party may assign all of its rights, title, and interest in this Agreement, upon thirty (30) days’ prior written notice to the other Party, to an affiliate which controls, is controlled by or is under common control with, such Party, where such successor agrees in writing to be bound by all of the provisions of this Agreement and (b) DLC may assign all of its rights, title and interest in this Agreement with thirty (30) days’ prior written notice to Itron, to a non-affiliated Party which is not a competitor of Itron. No assignment, with or without the other Party’s consent, will relieve a Party from its obligations under this Agreement. Subject to the foregoing restriction on assignment, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

11.4    Notices

Any notice or other communication under this Agreement given by either Party to the other Party shall be either (a) in writing and delivered by first class, registered, or certified U.S. mail or overnight delivery service, return receipt requested, postage prepaid, or (b) sent by telex or facsimile and then acknowledged as received by return telex or facsimile by the intended recipient. Notices shall be deemed received only upon actual receipt. Notices shall be directed to the intended recipient at the address or numbers specified below. Either Party may from time to time change such address or numbers by giving the other Party notice of such change in accordance with this Section.

Itron:	Itron, Inc.
2818 North Sullivan Road
Spokane, Washington 99215
Attn: General Counsel
Phone: (509) 924-9900
Fax: (509) 928-1465

DLC:	Duquesne Light Company
2101 Beaver Ave.
Pittsburgh, PA 15233
Mail Drop M-MT

With a copy to:	Duquesne Light Company
411 Seventh Avenue
Pittsburgh, PA 15219
Attn: Legal Dept.
Fax: (412) 393-6645

11.5    Waiver

The failure of either Party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be a waiver to any extent of such Party’s right to assert or rely upon any such provisions, rights, or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

11.6    Independent Contractor

Each Party is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as an agent, partner, franchisee, or representative of any other Party. Neither Party will have any right or authority to create any obligation or make any representation or warranty in the name or on behalf of the other Party.

11.7    Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.8    Headings

The headings of sections, paragraphs, and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or be of any weight in the interpretation or construction of the provisions of this Agreement.

11.9    Governing Law

The laws of the Commonwealth of Pennsylvania will govern this Agreement without regard to any choice of law principles to the contrary.

11.10    Entire Agreement

This Agreement and the exhibits hereto constitute the entire agreement, and supersedes any and all prior agreements (including, without limitation, the First Maintenance Agreement), between the Parties with regard to the subject matter hereof. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the Party to be bound thereby. Notwithstanding the foregoing, the License Agreement, the Escrow Agreement, and the Radio Frequency Sharing Agreement shall continue in full force and effect.

11.11    Dispute Resolution

(a) Disputes.    Any dispute, controversy or claim arising out of or relating to this Agreement (including all schedules and exhibits that are related to or incorporated by the Agreement) or the breach, termination or validity thereof (a “Dispute”) shall be submitted to management of the Parties for resolution. In the event said Dispute is not resolved within fourteen (14) days, then either Party may choose to bring an action in a court of competent jurisdiction, or the Parties may, by mutual agreement, agree to proceed with mediation in accordance with Section 11.11(b).

(b) Mediation.    Any Dispute shall, at the option of any Party, and at such Party’s expense, be submitted in writing to mediation, using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) within thirty (30) days of the date on which the alleged events occurred to form the basis of the Dispute. If mediation is not used, or if it fails to resolve the Dispute within 30 days from the date AAA or JAMS is engaged, then the Parties may, at their option, initiate legal action.

11.12    Consent

Whenever the consent or authorization of a Party is required hereunder, such consent or authorization shall not be unreasonably withheld or delayed, unless specifically provided otherwise herein. For avoidance of doubt, the Software License and the Radio Frequency Sharing Agreement were assigned from DataCom to DLC, effective as of the Effective Date, with the consent of Itron.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date with the intent to be legally bound.

Itron:		DLC:

ITRON, INC.		DUQUESNE LIGHT COMPANY

By:	/s/ David G. Remington	By:	/s/ Joseph G. Belechak
	David G. Remington Vice President and Chief Financial Officer		Joseph G Belechak Senior Vice President, Operations and Customer Service

By:	/s/ Michael Cantelme
Michael Cantelme Vice President, Global Services